Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

JARDEN CORPORATION,

K2 MERGER SUB, INC.

and

K2 INC.

Dated as of April 24, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2007 (this “Agreement”), by and among Jarden Corporation, a Delaware corporation (“Parent”), K2 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and K2 Inc., a Delaware corporation (the “Company”). Terms used in this Agreement are defined in Section 8.1 hereof.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) will be converted into the right to receive the Merger Consideration (as hereinafter defined);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and certain stockholders of the Company are entering into a voting agreement, of even date herewith (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote their Shares (as hereinafter defined) in favor of adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub will cease. Following the Merger, the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the Company, as such surviving corporation, the “Surviving Corporation”).

Section 1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date to be specified by the parties hereto, but not later than the fifth Business Day following the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided that the Closing shall not occur on or before July 1, 2007. The date on which the Closing occurs shall be referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 1.5 Organizational Documents. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to contain the provisions contained immediately prior to the Effective Time in the certificate of incorporation of Merger Sub until thereafter amended in accordance with the provisions thereof and as provided by applicable Law, except (i) for Article I thereof, which shall read “The name of the corporation is K2 Inc.”, (ii) that amendments may be made to the extent necessary to comply with the provisions of Section 5.9 hereof and (iii) the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted; and

(b) the bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to contain the provisions contained immediately prior to the Effective Time in the bylaws of Merger Sub until thereafter amended in accordance with the provisions thereof, the provisions of the certificate of incorporation of the Surviving Corporation or by applicable Law, except that (i) references to Merger Sub’s name shall be replaced with references to “K2 Inc.” and (ii) amendments may be made to the extent necessary to comply with Section 5.9.

Section 1.6 Directors and Officers. The directors of Merger Sub and the officers of the Company (other than those officers who Parent determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation, bylaws of the Surviving Corporation and applicable Law.

II. EFFECT OF THE MERGER ON CAPITAL STOCK AND OTHER SECURITIES

Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent, Merger Sub (including any Shares acquired by Parent or Merger Sub immediately prior to the Effective

Time pursuant to any agreements with holders of Shares) or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than Shares held on behalf of third parties) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than (i) Shares to be cancelled and retired in accordance with Section 2.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”), will automatically be converted into the right to receive:

(i) A fraction of a share (rounded to four (4) decimal places) of validly issued, fully paid and nonassessable Parent Common Stock at an exchange ratio (the “Exchange Ratio”) as determined in accordance with Section 2.1(b)(iii) (the “Stock Consideration”); and

(ii) An amount in cash equal to $10.85 (such cash consideration, together with the Stock Consideration and any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.2(g), the “Merger Consideration”).

(iii) The Exchange Ratio shall be equal to 0.1086 shares of Parent Common Stock for each Share; provided, however, that:

(A) If the Average Parent Stock Price is greater than or equal to $51.39 (the “Final Upper Limit”), then the Exchange Ratio shall be 0.0995 shares of Parent Common Stock for each Share;

(B) If the Average Parent Stock Price is (x) less than the Final Upper Limit, but (y) greater than $47.11 (the “Initial Upper Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common Stock for each Share determined by dividing $5.12 by the Average Parent Stock Price;

(C) If the Average Parent Stock Price is (x) less than $38.55 (the “Initial Lower Limit”), but (y) greater than $34.26 (the “Final Lower Limit”), then the Exchange Ratio shall be equal to a fraction of a share of Parent Common Stock for each Share determined by dividing $4.19 by the Average Parent Stock Price; and

(D) If the Average Parent Stock Price is lower than or equal to the Final Lower Limit, then the Exchange Ratio shall be 0.1221 shares of Parent Common Stock for each Share.

(iv) For purposes of this Agreement, “Average Parent Stock Price” means an amount equal to the average closing price of the Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, for the ten (10) consecutive trading days ending on and including the second (2nd) complete trading day prior to the Closing Date (as adjusted for any reclassification, recapitalization, subdivision, split-up, combination, exchange of shares or readjustment of, or a stock dividend on, the Parent Common Stock as provided in Section 2.4).

(c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will automatically be cancelled and retired and will cease to exist, and, in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) and each holder of a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 2.2.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 of the Surviving Corporation.

Section 2.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares) Parent will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. Prior to or simultaneously with the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash and shares of Parent Common Stock in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) upon surrender of such Certificates or Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). Parent and the Company will enter into a paying agent agreement at or to prior to the Effective Time on customary terms, which terms shall be in form and substance reasonably acceptable to Parent and the Company. The Payment Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to the Surviving Corporation.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by Parent and the Company specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) or evidence of Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) and evidence of Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) or evidence of Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash and shares of Parent Common Stock in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the cash and Parent Common Stock to be paid and issued upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or evidence of Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Stock Options or Other Stock Awards any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Stock Options or Other Stock Awards, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares one year after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares, Stock Options or Other Stock Awards for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(g) Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or evidence of Book Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Closing Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Paying Agent shall so notify Parent, and Parent shall cause the Paying Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262 except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article II and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 2.3, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to the provisions of the DGCL will cease. The Company will give Parent and Merger Sub prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company will give Parent and Merger Sub the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. The Company will not, except with the prior written consent of Parent and Merger Sub, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 2.4 Changes in Capitalization. The Exchange Ratio shall be adjusted to reflect fully: (a) the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; and (b) the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization or other like change with respect to Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

Section 2.5 Treatment of Stock Options and Other Equity Based Awards.

(a) The Company shall take such action as shall be required:

(i) with respect to each option (the “Stock Options”) to purchase Common Stock granted under any Company Benefit Plans outstanding immediately prior to the Effective Time, to cause (A) the vesting of any unvested portion of such Stock Options to be accelerated in full, and (B) the removal of any restriction placed upon such Stock Options, each effective immediately prior to the Effective Time;

(ii) to cause each Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Common Stock less than the sum of (A) the Exchange Ratio multiplied by the Parent Closing Price plus (B) $10.85 (the “In-the-Money Stock Options”) to be (A) exercised for shares of Common Stock prior to the Effective Time or (B) converted into Units in accordance with the first sentence of Section 2.5(b) as of or immediately prior to the Effective Time;

(iii) to cause: (A) the holder of each Stock Option with an exercise price per share of Common Stock greater than or equal to the sum of (x) the Exchange Ratio multiplied by the Parent Closing Price plus (y) $10.85 (the “Out-of-the-Money Stock Options”) to have a reasonable period of time to exercise any such Out-of-the-Money Stock Options prior to the Effective Time, with any such exercise conditioned upon the consummation of the Merger, and (B) any Out-of-the-Money Stock Options not so exercised to be cancelled as provided for in Section 2.5(c); and

(iv) to cause all shares of restricted Common Stock granted under the Company Benefit Plans (and any other shares of Common Stock and restricted stock units subject to vesting or future issuance under the Company Benefit Plans) (collectively, “Other Stock Awards”) outstanding immediately prior to the Effective Time to vest and be issued by the Company immediately prior to the Effective Time and to be treated as Shares at the Effective Time.

(b) Each holder of an In-the-Money Stock Option outstanding immediately prior to the Effective Time shall receive from Parent, in respect and in consideration of each In-the-Money Stock Option held by such holder, upon surrender of such In-the-Money Stock Option, a number of Units per share of Common Stock subject to such In-the-Money Stock Option equal to a fraction (i) the numerator of which is (A) the Exchange Ratio multiplied by the Parent Closing Price plus (B) $10.85 less (C) the exercise price per share of Common Stock subject to such In-the-Money Stock Option, and (ii) the denominator of which is (A) the Exchange Ratio multiplied by the Parent Closing Price plus (B) $10.85. Each “Unit” shall consist of (x) a fraction of a share of Parent Common Stock equal to the Exchange Ratio plus (y) $10.85 in cash.

(c) Each Out-of-the-Money Stock Option outstanding immediately prior to the Effective Time and not conditionally exercised as provided for in Section 2.5(a)(iii) shall be cancelled.

(d) Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are necessary in order to effectuate the actions contemplated by this Section 2.5, to the extent practicable, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(e) The shares of Parent Common Stock forming a portion of the consideration to be issued upon conversion of In-the-Money Stock Options and the shares of Parent Common Stock forming a portion of the

Merger Consideration issued in exchange for Other Stock Awards shall not be subject to any restrictions, terms or other conditions (in each case, other than those imposed by applicable Law). The shares of Parent Common Stock forming a portion of the consideration to be issued upon conversion of any In-the-Money Stock Options and all shares of Parent Common Stock forming a portion of the Merger Consideration issued in exchange for Other Stock Awards shall be registered by Parent under the Securities Act by means of the Registration Statement.

(f) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of a Stock Option a letter describing the treatment of such Stock Option pursuant to this Section 2.5 and providing instructions for use in (i) exercising such Stock Option for shares of Common Stock prior to the Effective Time or (ii) if not exercised prior to the Effective Time, receiving Parent Common Stock and cash pursuant to Section 2.5(b), if applicable, in exchange for the cancellation of such Stock Option.

Section 2.6 Treatment of Warrant. From and after the Effective Time, as provided for in the Warrant, the Warrant will represent the right to acquire and receive, upon exercise thereof in accordance with its terms, the Merger Consideration payable in respect of the number of shares of Common Stock issuable upon exercise of the Warrant immediately prior to the Effective Time. In accordance with the applicable terms of the Warrant, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Warrant as provided for in this Section 2.6.

Section 2.7 Treatment of Debentures. From and after the Effective Time, as provided for in the Debenture Indenture, each Debenture will represent the right to acquire and receive, upon conversion thereof in accordance with its terms, the Merger Consideration payable in respect of the number of shares of Common Stock issuable upon conversion of such Debenture immediately prior to the Effective Time. To the extent required by the provisions of the Debentures and the Debenture Indenture in connection with the transactions contemplated by this Agreement, (a) Parent and the Company shall enter into a supplemental indenture to the Debenture Indenture providing for the assumption by Parent of the obligation of the Company to issue shares of Parent Common Stock to holders of the Debentures as a portion of the Merger Consideration issuable upon conversion thereof, (b) Parent shall cause its counsel to deliver to the “Trustee” under the Debenture Indenture all legal opinions deliverable to such trustee in connection with such supplemental indenture, and (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Debentures in accordance with the terms of the Debenture Indenture.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with the SEC by the Company, in each case to the extent publicly available, prior to the date of this Agreement and except as set forth in the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

Section 3.2 Corporate Authorization; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Company Board, at a duly held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and its stockholders, and has declared it advisable to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

Section 3.3 Capitalization.

(a) The Company’s authorized capital stock consists solely of 110,000,000 shares of Common Stock and 12,500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the close of business on April 19, 2007 (the “Measurement Date”), (i) 49,442,856 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding, (ii) 763,140 shares of Common Stock were held in the treasury of the Company or by any of its Subsidiaries and (iii) there were available for grant pursuant to the Company Stock Award Plans, Stock Options representing an aggregate of 2,029,523 shares of Common Stock. As of the Measurement Date, (A) Stock Options to purchase 4,828,053 shares of Common Stock were outstanding, with a weighted average exercise price of $11.42 per share, (B) there were 483,785 shares of Common Stock subject to outstanding Other Stock Awards, (C) 524,329 shares of Common Stock were issuable upon exercise of the Warrant with an exercise price of $11.92 per share, (D) 5,706,458 shares of Common Stock were issuable upon conversion of the Debentures at a conversion price $13.143 per share and (E) other than such Stock Options, Other Stock Awards, Warrant and Debentures, there were no outstanding options, warrants or other rights to acquires capital stock of the Company. Except as set forth in Section 3.3(a) of the Company Disclosure Letter, since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or the Warrant or the conversion of Debentures, in each case to the extent outstanding on the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding options, warrants or other rights to acquire capital stock of the Company. Section 3.3(a) of the Company Disclosure Letter sets forth for each Stock Option and Other Stock Award issued or outstanding pursuant to the Company Stock Award Plans, the number of Stock Options and Other Stock Awards, the number of shares of Common Stock issuable thereunder and the grant date and exercise or conversion price thereof. Except as provided above, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 5.1(c) if made after the date of this Agreement.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights and, all shares of Common Stock issuable upon exercise of Stock Options or the Warrant, vesting of Other Stock Awards or conversion of the Debentures, when issued in accordance with the terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights.

(c) Other than the Company Stock Award Plans as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has, or is party to or bound by, any stock award, stock incentive, stock purchase or similar plan or arrangement providing for the issuance of any shares of capital stock or other equity securities or any rights to acquire any capital stock or other equity securities of the Company or any of its Subsidiaries.

(d) Except for this Agreement, the Company Rights Agreement, the Warrant and any outstanding Stock Options, Other Stock Awards, and Debentures, there are no outstanding obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock or other equity securities of the Company or any of its Subsidiaries, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock or other equity securities of the Company or any of its Subsidiaries or such securities or other rights or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company, (B) any Company Joint Venture or (C) any other Person.

(e) Since the Measurement Date, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities, and, other than the issuance of Shares upon exercise of Stock Options or the Warrant or upon conversion of the Debentures, neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any of the Company’s securities, and their respective boards of directors (or similar governing bodies) have not authorized any of the foregoing.

Section 3.4 Subsidiaries and Company Joint Ventures. Exhibit 23.1 to the Company Annual Report sets forth a true, accurate and complete list of each Subsidiary of the Company. Section 3.4 of the Company Disclosure Letter sets forth a true, accurate and complete list of each Company Joint Venture. All equity interests of each of the Company’s Significant Subsidiaries, and to the Knowledge of the Company, all equity interests of each of the Company’s other Subsidiaries (to the extent that such Subsidiary is material to the Company) and the Company Joint Ventures (to the extent that such equity interests of the Company Joint Ventures are held by the Company or any of its Subsidiaries), are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests of the Company’s Significant Subsidiaries, and to the Knowledge of the Company, all such equity interests of the Company’s other Subsidiaries and the Company Joint Ventures, are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. The Company has furnished to Parent complete and correct copies of (a) all Company Organizational Documents of the Company and its Significant Subsidiaries and (b) to the extent in the possession of the Company or any of its Subsidiaries, all Organizational Documents of the Company’s other Subsidiaries. During the year ended December 31, 2005, the Company Joint Venture identified in Item 2 of Section 3.4 of the Company Disclosure Letter had total earnings of less than €250,000.

Section 3.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, which includes the Company’s proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”), or any amendment or supplement thereto pursuant to which shares of Parent Common Stock constituting Merger Consideration are registered under the Securities Act (the “Registration Statement”) and the declaration of the effectiveness of such Registration Statement by the SEC; (iv) any filings required by, and any approvals required under, the rules and regulations of the New York Stock Exchange (“NYSE”); (v) the pre-merger notifications and approvals required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B)the competition or merger control Laws of any applicable jurisdiction other than the United States; and (vi) any other material consent, approval or other authorization of, or filing with or notification to, any Governmental Entity that is identified in Section 3.5(vi) of the Company Disclosure Letter.

Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Company Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Company Assets, except, in the cases of clauses (ii) through (vi), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, other than the Voting Agreement. Other than the Warrant and the Debentures, there are no outstanding bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.8 Financial Reports and SEC Documents.

(a) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since January 1, 2004 and filed with the SEC, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2004 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and each of the Company SEC Documents filed or furnished after the date of this Agreement and at or prior to the Effective Time will comply, in all material respects with, to the extent in effect at the time of filing, the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement and at or prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement and at or prior to the Effective Time, will include all certifications required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control over financial reporting report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement and at or prior to the Effective Time, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The Company has (i) implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation under Section 404 of SOX, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since January 1, 2004, to the Knowledge of the Company, (i) none of the Company or any of its Subsidiaries, or any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that are not material to the Company or that have been resolved without any material impact on the Company, and except for any of the foregoing that have no reasonable basis), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2004, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

Section 3.9 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of December 31, 2006 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any material liabilities required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP.

Section 3.10 Absence of Certain Changes. Other than in connection with or arising out of this Agreement and the transactions contemplated by this Agreement, since December 31, 2006, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practices, and:

(a) there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and

(b) there has not been any action or event that, if taken on or after the date of this Agreement, would have constituted a violation or breach of the provisions of Section 5.1, except for any such violation or breach that, individually or in the aggregate, has not resulted, or would not reasonably be expected to result, in a Company Material Adverse Effect.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, there are no claims (including claims of injury relating to products), actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer or director (or Persons in similar positions) of the Company or any of its Subsidiaries or pending that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Letter, there is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company, nor any officer, director (or Person in a similar position) or employee of the Company or any such Subsidiary, is under any investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business.

Section 3.12 Contracts.

(a) Except for this Agreement and as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed in the Company SEC Documents; (ii) which contains any provision that would restrict or affect the ability of the Company, any of its Subsidiaries or any of their respective Affiliates to conduct the respective business of the Company or any of its Subsidiaries as currently conducted; (iii) that, other than in the ordinary course of business, grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case in a manner which is material to the business of the Company or its Subsidiaries; (iv) which was entered into after December 31, 2006 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $250,000 (other than acquisitions or dispositions of assets in the ordinary course of business); (v) which provides for the Company or any of its Subsidiaries to have any continuing “earn-out” or other deferred payment obligations, in each case, that would reasonably be expected to result in payments in excess of $250,000; or (vi) which, other than in the ordinary course of business, contains any commitment, arrangement, agreement or obligation on the part of the Company or any of its Subsidiaries to contribute capital or loan money to or make investments in any Person that is not a direct or indirect wholly owned Subsidiary of the Company. Each Contract, arrangement, commitment, agreement, instrument, understanding or obligation of the type described in the immediately preceding clauses (i) through (vi) of this Section 3.12(a), whether or not set forth in the Company Disclosure Letter or in the Company SEC Documents, is referred to herein as a “Company Contract.” The Company has provided or made available to Parent true, correct and complete copies of all Company Contracts and other Contracts set forth in Section 3.12(a) of the Company Disclosure Letter.

(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Company Contract, and (iii) neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will or would constitute, a default or breach on the part of the Company or any of its Subsidiaries under any such Company Contract, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter contains a correct and complete list of: (i) each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, whether oral or written, in each case under which any past or present director, executive officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, or under which the Company or any of its Subsidiaries have any liability or obligation, contingent or otherwise; and (ii) each other severance, retention or change-of-control Contract, whether formal or informal, in each case under which any past or present director or executive officer, or Person with the title of Division President or higher, of the Company has any present or future right to benefits, or under which the Company or any of its Subsidiaries have any liability or obligation, contingent or otherwise to any such director, officer or employee. No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”). No entity is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.

(b) With respect to each Company Benefit Plan, if applicable, the Company has furnished to Parent correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications (including a description of any material oral communications) concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the most recent annual report (including all schedules); (iv) the most recent annual audited financial statements; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received since January 1, 2007. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, there is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan at any time within the twelve months immediately following the date of this Agreement other than as required by applicable Law or as disclosed in the Company SEC Documents.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Letter, since January 1, 2007, there has not been any (i) amendment or change in interpretation relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan, (ii) grant of any severance or termination pay to any present or former director or executive officer of the Company or any of its Subsidiaries who earned at termination in excess of $100,000 per annum (as measured by annual base salary and annual target bonus), (iii) loan or advance of money or other property by the Company to any of its present or former directors or executive officers, or (iv) establishment, adoption, entrance into, or termination of any Company Benefit Plan (other than as may be required by the terms of an existing Company Benefit Plan, or as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code).

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries; (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) the funded status of such Company Benefit Plan as reflected in the Company SEC Documents is accurate in all material respects and such Company SEC Documents fairly present, in all material respects, the funded status of each such plan. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan other than a plan listed on Section 3.13(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) (a “Withdrawal Liability”) that has not been satisfied in full.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Letter, each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification and no event has occurred since the date of such qualification that would reasonably be expected to materially and adversely affect such qualification. Each Company Benefit Plan has been established and administered in all material respects accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. No event has occurred and no condition exists that would reasonably be expected to, subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other material Liability imposed by ERISA, the Code or other applicable Laws.

(f) There are no Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; (v) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (vi) except as set forth in Section 3.13(g) of the Company Disclosure Letter, result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Except as set forth in Section 3.13(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. Except as set forth in Section 3.13(h) of the Company Disclosure Letter, with respect to any Company Benefit Plan, (i) no material Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the Internal Revenue Service other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such material Legal Actions.

(i) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet the qualification requirements for such treatment in all material respects, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder.

Section 3.14 Labor Relations.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, (i) none of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2006 or are now being conducted and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) Since January 1, 2006, the Company and each of its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.15 Taxes. Except as set forth in Section 3.15 of the Company Disclosure Letter and except for failures, violations, inaccuracies, omissions or proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all respects.

(b) The Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on a Tax Return) due and payable and have made adequate provision in all respects for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before December 31, 2006 on the most recent financial statements contained in the Company SEC Documents to the extent required by GAAP.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has any liability for any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person (other than the Company and its Subsidiaries), including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(g) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for such Taxes as to which the failure to pay or withhold is not, individually or in the aggregate, material to the Company.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.

(i) No claim has been made by any authority in any jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries may be subject to Tax by such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date, other than agreements entered into in the ordinary course of business.

(k) Within the past five (5) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) Neither the Company nor any of its Subsidiaries has engaged in any transaction that has given rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations promulgated thereunder.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

Section 3.16 Environmental Matters. Except as set forth in Section 3.16 of the Company Disclosure Letter and except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is and has been in compliance, in all respects, with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits necessary for their operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company, nor any of its Subsidiaries is subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or third party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law; (v) neither the Company nor any of it Subsidiaries has manufactured for sale, marketed or distributed any product incorporating asbestos; (vi) neither the Company nor any of it Subsidiaries has sent or arranged for the transport of any Hazardous Material to any site that could be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (vii) the transactions contemplated by this Agreement will not require the Company or any of its Subsidiaries to transfer or amend any Environmental Permit or require any submissions to a Governmental Entity; and (viii) there is no currently existing fact, event, condition, circumstance, activity, practice, incident, action or plan which would, in the ordinary course of business or properties reasonably be expected to cause either the Company or any of its Subsidiaries to incur capital expenditures to maintain compliance with Environmental Laws for the next five years. To the Knowledge of the Company, complete and accurate copies of all environmental site assessment reports (including any Phase I or Phase II report), investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession, custody or control of either the Company or any of its Subsidiaries and relate to the environmental conditions at any property currently or formerly owned or leased by either the Company or any of its Subsidiaries have been provided to Parent.

Section 3.17 Title to Real Properties. Except as set forth in Section 3.17 of the Company Disclosure Letter, the Company Annual Report sets forth a true, accurate and complete list of all real property that is owned, and all material real property that is leased, by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has good and valid title in fee simple to all its owned real property as reflected in the most recent balance sheet included in the audited financial statements included in the Company SEC Documents (except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet) free and clear of all Liens, except for Permitted Liens. The Company and each of its Subsidiaries have good and valid leasehold interests in all real property leased by them. All leases under which the Company or any of its Subsidiaries leases any real or personal property are, in all material respects, in good standing, valid and effective against the Company or such Subsidiaries and the counterparties thereto in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any such

Subsidiaries or counterparties, or any event which, with notice or lapse of time or both, would become such a default, other than any defaults under such leases which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Permits; Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, would not be reasonably expected to result in a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not be reasonably expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not be reasonably expected to result in a Company Material Adverse Effect. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement, except for violations, breaches, defaults, losses or accelerations that would not would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is, and since January 1, 2005, neither the Company nor any of its Subsidiaries has been in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permit, except for any such conflict, violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of trademarks of the Company and its Subsidiaries that, individually or in the aggregate, are material to the respective businesses or operations of the Company or its Subsidiaries (collectively, the “Material Marks”).

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Letter, with respect to the Material Marks: (i) the Company and/or one or more of its Subsidiaries owns all right, title and interest (subject to Permitted Liens) in and to, or has valid licenses to use, all such Material Marks in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Material Marks in their primary business in the United States, the European Union and Japan; (ii) the use of such Material Marks by the Company and its Subsidiaries, as the case may be, in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Material Marks in their primary business in the United States, the European Union and Japan does not infringe, misappropriate or otherwise violate any third-party Intellectual Property right; (iii) except for allegations that have since been resolved, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that the use of any of the Material Marks in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Material Marks in their primary business in the United States, the European Union and Japan or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes, or otherwise violates the Intellectual Property of such Person; (iv) no material written claims, charges or demands are currently pending or, to the Knowledge of the Company, threatened by any Person with respect to any such Material Marks; and (v) there are no pending material Legal Actions by the Company or any of its Subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any Material Marks nor, to the Knowledge of the Company, is there any basis for any such claim

(c) With respect to the Company Intellectual Property other than the Material Marks, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and/or one or more of its Subsidiaries owns all right, title and interest (subject to Permitted Liens) in and to, or has valid licenses to use, all such Company Intellectual Property in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Company Intellectual Property in the United States, the European Union and Japan; (ii) to the Knowledge of the Company, the use of such Company Intellectual Property by the Company and its Subsidiaries, as the case may be, in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Company Intellectual Property in the United States, the European Union and Japan does not infringe, misappropriate or otherwise violate any third-party Intellectual Property right; (iii) except for allegations that have since been resolved, neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that the use of any of such Company Intellectual Property in the manner in which the Company and one or more Subsidiaries, as the case may be, currently use the Company Intellectual Property in the United States, the European Union and Japan or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such Person; (iv) no written claims, charges or demands are currently pending or, to the Knowledge of the Company, threatened by any Person with respect to any such Company Intellectual Property; and (v) there are no pending Legal Actions by the Company or any of its Subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any such Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim.

(d) The Company has taken all actions that it has reasonably determined are appropriate to protect the Company Intellectual Property and to maintain the confidentiality of its material trade secrets.

Section 3.20 Indebtedness. Section 3.20 of the Company Disclosure Letter sets forth a list of the Indebtedness of the Company and its Subsidiaries outstanding as of March 31, 2007, as well as the principal amount, the maturity date, the collateral or security thereunder and the administrative agent or Person serving in a similar capacity with respect thereto, and, since such date through the date hereof, neither the Company nor any of its Subsidiaries has incurred a material amount of additional Indebtedness. The Company has made available to Parent true, accurate and complete copies of each Contract (as amended and in effect) with respect to the Indebtedness listed in Section 3.20 of the Company Disclosure Letter and, neither the Company nor any of its Subsidiaries is in breach or default with respect to any such Contract and, to the Knowledge of the Company, no other party thereto is in breach or default with respect to any such Contract (in each case except for such breaches or defaults that would not reasonably be expected to be material to the Company or any of its Subsidiaries), and no event has occurred which, with due notice or lapse of time or both, would constitute any such breach or default (except for such breaches or defaults that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole). Neither the Company nor any of its Subsidiaries has received any written notice of any material breach or default with respect to any such Contract which remains uncured. As of immediately prior to the Closing, neither the Company nor any of its Subsidiaries will have, or will otherwise be liable in any respect for, any Indebtedness other than (a) the Indebtedness set forth in Section 3.20 of the Company Disclosure Letter, (b) Indebtedness incurred after the date hereof in accordance with Section 5.1 and (c) in the case of the Company, Indebtedness to one or more direct or indirect wholly owned Subsidiaries of the Company and, in the case of any Subsidiary of the Company, Indebtedness to the Company or one or more direct or indirect wholly owned Subsidiaries of the Company. Without limiting, and in furtherance of, the foregoing, the aggregate amount of all outstanding indebtedness of the Company and it Subsidiaries to any other Person (other than any direct or indirect wholly owned Subsidiary of the Company) for borrowed money as of June 30, 2007, other than in respect of the Debentures, will not exceed $335,000,000.

Section 3.21 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and any of its Subsidiaries: (i) the policy is valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.22 Suppliers and Customers. Section 3.22 of the Company Disclosure Letter sets forth the name of each of the Company’s and its Subsidiaries (a) 15 largest customers (in terms of consolidated sales) for the fiscal year ended December 31, 2006 and (b) 15 largest suppliers (by dollar volume of purchases) for the fiscal year ended December 31, 2006. As of the date hereof, no such customer or supplier has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, and no such customer or supplier has given written, or to the Knowledge of the Company, oral notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel or amend any material agreement or arrangement, or to significantly decrease the extent of its business dealings, with the Company or any of its Subsidiaries except for such of the foregoing arising after the date hereof as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.23 Relations with Governments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, in each case, in violation of applicable Law or (c) violated in any material respect any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

Section 3.24 Takeover Statutes; Company Rights Agreement; Charter Restrictions.

(a) The Company Board has taken all necessary action such that the restrictions on takeovers, business combinations, control share acquisitions, fair prices or similar provisions contained in the DGCL, including Section 203 of the DGCL, do not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. No other takeover, business combination, control share acquisition, fair price or similar statutes apply or purport to apply to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement.

(b) The Company Board and the Company have taken all actions necessary: (i) to render the Rights Agreement dated as of July 1, 1999 (the “Company Rights Agreement”), by and between the Company and Harris Trust Company of California, including, without limitation, Section 13 of the Company Rights Agreement, inapplicable to this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, as well as to any compliance with the terms of this Agreement and the Voting Agreement; and (ii) without limiting, and in furtherance of, the foregoing, to cause (A) the execution, delivery and performance of, and compliance with, this Agreement and the Voting Agreement and the consummation of the Merger and any of the other transactions contemplated by this Agreement or the Voting Agreement to not be or otherwise be deemed to be, and to not constitute, a “Section 13(a) Event” (as defined in the Company Rights Agreement), (B) a “15% Ownership Date” (as defined in the Company Rights Agreement) to not occur, and the Rights (as defined in the Company Rights Agreement) issued under the Company Rights Agreement to not become exercisable, as a result of or in connection with the execution, delivery or performance of, or compliance with, this Agreement or the Voting Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, and (C) the “Rights Expiration Date” (as defined in the Company Rights Agreement) to occur immediately prior to the Effective Time; provided, however, that all such actions shall be automatically revoked in the event of any termination of this Agreement in accordance with its terms, with the result that the Company Rights Agreement shall remain in full force and effect after any such termination of this Agreement (and, in accordance with the terms thereof, shall be applicable to Parent, Merger Sub and any of their Affiliates) with the same effect as though none of the foregoing actions had been taken. Other than the Rights Agreement, neither the Company nor any of its Subsidiaries is party to any rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or other Contract (in each case other than the Company Stock Award Plans existing on the date hereof and Stock Options issued thereunder, the Warrant and the Debentures) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities.

(c) The Company Board has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, which unanimous approval included the affirmative vote of at least two-thirds of the “Disinterested Directors” (as defined in the Company Certificate) of the Company, as such term may apply to this Agreement and the transactions contemplated hereby (including, without limitation, the Merger), in favor of such approval.

Section 3.25 Interested Party Transactions. There are no Contracts or other written arrangements, if applicable, under which the Company is required to provide disclosure required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”).

Section 3.26 Information Supplied.

(a) None of the information included or incorporated by reference in the Company Proxy Statement contained in the Registration Statement, or any other document filed with the SEC or publicly disseminated in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”), taken as a whole with all other such information will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Registration Statement, the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

(b) Without limiting the foregoing, the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will not, at the time that the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.27 Opinion of Financial Advisor. Blackstone Advisory Services L.P. (“Blackstone”) has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has furnished to Parent a correct and complete copy of such written opinion. The Company has obtained the authorization of Blackstone to include a copy of such written opinion in the Company Proxy Statement and the Registration Statement.

Section 3.28 Brokers and Finders. Other than Blackstone and JP Morgan Securities Inc. (together with Blackstone, the “Company Financial Advisors”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a correct and complete copy of all agreements between the Company and each Company Financial Advisor under which a Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions.

IV. REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Documents filed with the SEC by Parent, in each case to the extent publicly available, prior to the date of this Agreement and except as set forth in the corresponding sections or subsections of the disclosure letter (the “Parent Disclosure Letter”) delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Power. Each of the Parent and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in violation of its respective organizational or governing documents, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Parent Board, at a duly held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Parent and its stockholders, and has declared it advisable to enter into this Agreement with Company, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

Section 4.4 Capitalization.

(a) As of the date hereof, the authorized shares of capital stock of Parent consist of 150,000,000 shares of Parent Common Stock, of which 71,843,450 shares were issued and outstanding as of the Measurement Date, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 250,000 shares are designated Series A Junior Participating Preferred Stock, none of which shares of Series A Junior Participating Preferred Stock were issued and outstanding as of the Measurement Date. Since December 31, 2006, other than in the ordinary course of business, there has not occurred any material change in the number of outstanding options, warrants or other rights to acquire capital stock of Parent from the number of such outstanding options, warrants or rights set forth in Parent’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC and publicly available on the date hereof, or in the Parent SEC Documents filed since such Annual Report was filed by Parent with the SEC and prior to the date hereof.

(b) The shares of Parent Common Stock constituting Merger Consideration, when issued in accordance with the terms of this Agreement, will (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) not be subject to preemptive rights and (iii) be free and clear of Liens (except for restrictions imposed generally by applicable securities Laws).

Section 4.5 Subsidiaries. All equity interests of Parent’s Significant Subsidiaries are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any material Liens or any other material limitations or restrictions on such equity interests (including any material limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests), other than Permitted Liens.

Section 4.6 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act; (iii) the filing of the Registration Statement with, and the declaration of the effectiveness of such Registration Statement by, the SEC; (iv) any filings required by, and any approvals required under, the rules and regulations of the NYSE; (v) the pre-merger notification required under (A) the HSR Act and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.4(f) of the Parent Disclosure Letter; and (vii) any material consent, approval, or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.6 of the Parent Disclosure Letter.

Section 4.7 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Merger Sub; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or Merger Sub or any of its Subsidiaries or by which any assets of Parent or Merger Sub or any of their respective Subsidiaries (“Parent Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in this Section 4.5 have been obtained or made); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement (a “Parent Contract”); (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Parent

Contracts, including any obligation to purchase, license or sell assets or securities; or (vi) cause the creation or imposition of any Liens on any Parent Assets, except, in the cases of clauses (ii) through (vi), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.8 Information Supplied.

(a) None of the information included or incorporated by reference in (i) the Registration Statement will, at the time that the Registration Statement is declared effective by the SEC, or (ii) the Other Filings, taken as a whole with all other such information, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Registration Statement for inclusion or incorporation by reference therein. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.

(b) Without limiting the foregoing, the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9 Financing. Parent has delivered to the Company true and complete copies of executed written commitments, dated the date of this Agreement, from the lenders to the borrower thereunder (collectively, the “Financing Commitment”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Financing”). As of the date of this Agreement, the Financing Commitment has not been amended or modified, and the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded, in any material respect, and the Financing Commitment is in full force and effect. Subject to the terms and conditions of the Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitment, together with cash on hand and borrowings available to Parent, will be sufficient to pay the cash portion of the Merger Consideration payable under this Agreement and to pay all fees and expenses of Parent and Merger Sub with respect to the transactions contemplated hereby. Parent understands and agrees that consummation of the Financing, pursuant to the Financing Commitment or otherwise, is not a condition precedent to Parent’s obligation to effect the Closing.

Section 4.10 Financial Reports and SEC Documents.

(a) Parent has made available to the Company each registration statement, report, proxy statement or information statement prepared by it since January 1, 2004 and filed with the SEC, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Parent has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2004 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Parent SEC Documents”). Each of the Parent SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Parent SEC Document has been modified or superseded in any subsequent Parent SEC Document filed and publicly available prior to the date of this Agreement), complied, and each of the Parent SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the

Exchange Act and the Securities Act), and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Parent SEC Document filed and publicly available prior to the date of this Agreement, the Parent SEC Documents did not, and any Parent SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent SEC Documents filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement and prior to the Effective Time, will include all certifications required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control over financial reporting report and attestation of Parent’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of Parent SEC Documents is the subject of an SEC review.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Parent SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Parent SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the net income, total shareholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

Section 4.11 Contracts. Except for this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed in the Parent SEC Documents.

Section 4.12 Absence of Certain Changes or Events. Other than in connection with or arising out of this Agreement and the transactions contemplated by this Agreement, since December 31, 2006, there has not been any Acquiror Material Adverse Effect or any change, event or development that, individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.13 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Parent dated as of December 31, 2006 (including the notes thereto) included in the Parent SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has any material liabilities required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP.

Section 4.14 Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries that, individually or in the aggregate, has had an Acquiror Material Adverse Effect, nor is there any Judgment outstanding against Parent or its Subsidiaries that has had an Acquiror Material Adverse Effect.

Section 4.15 Compliance with Laws. Neither Parent nor any of its Subsidiaries is, and since January 1, 2005, neither Parent nor any of its Subsidiaries has been in conflict with, or in default or violation of, (a) any Laws applicable to Parent or such Subsidiary or (b) any Permit necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted, except for any such conflict, violation or default that, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.16 Benefit Plans. With respect to each material “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, under which any past or present director, executive officer or employee of Parent or any of its Subsidiaries has any present or future right to benefits, or under which Parent or any of its Subsidiaries have any liability or obligation, contingent or otherwise (each a “Parent Benefit Plan”), in each case, that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as disclosed in the Parent SEC Documents: (i) there does not exist any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no material reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by Parent or any of its Subsidiaries; (iv) the PBGC has not instituted any material proceedings to terminate any such plan or made any material inquiry which would reasonably be expected to lead to termination of any such plan, and, to the knowledge of Parent, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) the funded status of such Parent Benefit Plan as reflected in the Parent SEC Documents is accurate in all material respects and such Parent SEC Documents fairly present, in all material respects, the funded status of each such plan. Neither Parent nor any of its Subsidiaries has incurred any material Withdrawal Liability that has not been satisfied in full. Except as disclosed in the Parent SEC Documents, there are no Parent Benefit Plans under which welfare benefits are provided to past or present employees of Parent and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, except as would not, individually or in the aggregate, have or reasonably by expected to result in an Acquiror Material Adverse Effect.

Section 4.17 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.18 Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated hereby. Other than its liabilities and obligations arising under or in connection with this Agreement, the Financing and the transactions contemplated hereby and thereby, Merger Sub has no liabilities or obligations of any kind, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.19 Ownership of Common Stock. Prior to January 1, 2007, Parent was not the beneficial owner of Common Stock.

V. COVENANTS

Section 5.1 Conduct of Business of the Company. Except as expressly required by this Agreement, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, manufacturers, regulators and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, except as required by applicable Law, court processes or the requirements of the NYSE or any listing agreement with the NYSE or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose, make or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same, (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) (other than pursuant to (A) the exercise of the Stock Options outstanding on the date hereof, (B) the vesting of Other Stock Awards, in each case outstanding as of the date of this Agreement, (C) the exercise of the Warrant or (D) the conversion of the Debentures in accordance with their terms), (iv) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 5.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, service providers, independent contractors or employees (other than increases in the compensation or benefits payable or to become payable to past or present employees of the Company or its Subsidiaries who were or are not directors or executive officers thereof, to the extent that such increases are made in the ordinary course of business and consistent with past practice), (ii) grant any severance or termination pay to any of its past or present directors, officers, service providers, independent contractors or employees (other than any such grants made to past or present employees of the Company or its Subsidiaries who were or are not directors or officers thereof, to the extent that such increases are made in the ordinary course of business and consistent with past practice), (iii) enter into any new employment or severance agreement with any of its past or present directors, officers, service providers, independent contractors or employees (other than any such agreement entered into with an employee of the Company or any of its Subsidiaries who is not, and as a result of any such agreement does not become, a director or officer thereof, to the extent that such agreement is entered into in the ordinary course of business and consistent with past practice), (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, or (vii) grant any equity or equity-based awards to directors, officers or employees, except in each case to the extent required by applicable Laws or by existing Company Benefit Plans set forth in Section 3.13(a) of the Company Disclosure Letter;

(e) except as set forth in Section 5.1 of the Company Disclosure Letter, merge or consolidate the Company or any of its Subsidiaries with any Person, or alter through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any Subsidiary of the Company;

(f) except as set forth in Section 5.1 of the Company Disclosure Letter, sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture);

(g) except as in the ordinary course of business and except for Permitted Liens, mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any liens thereupon;

(h) abandon, sell, transfer, exclusively license, or otherwise dispose of any Company Intellectual Property, other than licenses entered into in the ordinary course of business;

(i) make any acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture), or make any property transfers or material purchases of any property or assets, to or from any Person (other than a wholly-owned Subsidiary of the Company);

(j) disclose or permit the disclosure of any material trade secrets of the Company or any of its Subsidiaries other than in the ordinary course of business pursuant to written confidentiality obligations;

(k) enter into, renew, extend, amend or terminate any Contract the entry into, renewal, extension, amendment or termination of which is or would be material to the Company and its Subsidiaries, taken as a whole;

(l) incur, assume, guarantee or prepay any Indebtedness, except for (i) unsecured Indebtedness, not to exceed $500,000 in the aggregate, incurred in the ordinary course of business and repayable within 180 days without penalty, and (ii) Indebtedness under the Credit Facility and other credit facilities disclosed in Section 3.20 of the Company Disclosure Letter;

(m) except as set forth in Section 5.1 of the Company Disclosure Letter, make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person in excess of $500,000 in the aggregate, other than loans, advances or capital contributions to or among wholly owned Subsidiaries and other than investments of available cash in the ordinary course as a part of the Company’s cash management practices and other than as required pursuant to any Company Contract in existence as of the date hereof;

(n) authorize or make any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of the amounts set forth in Section 5.1 of the Company Disclosure Letter with respect to each of (i) the period commenced on January 1, 2007 and ending on June 30, 2007 and (ii) the period commencing on July 1, 2007 and ending on September 30, 2007;

(o) change its financial accounting policies or procedures in effect as of December 31, 2006, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(p) except as set forth in Section 5.1 of the Company Disclosure Letter, waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment by the Company or any of its Subsidiaries of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(q) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r) settle or compromise any material Tax audit, make or change any material Tax election or file any amendment to any income Tax Return or any other material Tax Return, change any annual Tax accounting period or adopt or change any material Tax accounting method, or enter into any closing agreement with regard to a material Tax matter or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(s) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(t) agree or commit to do any of the foregoing.

Section 5.2 Parent Board of Directors. Parent shall cause Richard J. Heckmann to be elected or appointed as a director on the Parent Board at the next scheduled meeting of the Parent Board subsequent to the Effective Time and to hold such office until his death, resignation or removal or until his successor is duly elected and qualified, as the case may be, in accordance with Parent’s certificate of incorporation and bylaws.

Section 5.3 Other Actions; No Control of Other Party’s Business.

(a) Parent, Merger Sub and the Company will not, and will cause their respective Subsidiaries and controlled Affiliates not to, take or omit any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent expressly permitted by Section 5.5(d) or delays the Company Stockholder Meeting as expressly permitted by Section 5.7.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(c) Prior to the Closing: (i) neither Parent nor Merger Sub shall contact (A) any customer or supplier of the Company or any of its Subsidiaries outside of the ordinary course of business or (B) any employee of the Company or any of its Subsidiaries (other than any executive officer of the Company), in each case without the prior approval of an executive officer of the Company; and (ii) the Company shall not contact (A) any customer or supplier of Parent or any of its Subsidiaries outside of the ordinary course of business or (B) any employee of Parent or any of its Subsidiaries (other than any executive officer of Parent), in each case without the prior approval of an executive officer of Parent.

Section 5.4 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Merger Sub and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management, employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) Except to the extent otherwise permitted to be disclosed pursuant to this Agreement, all information obtained pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.5 No Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.5(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or encourage (including by way of providing information) or facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent or Merger Sub;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(vi) resolve, propose or agree to do any of the foregoing (provided, however, that providing notice of the restrictions set forth in this Section 5.5 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section 5.5(a)).

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly request that each Person who has executed a confidentiality agreement with the Company in connection with such Person’s consideration of a Takeover Proposal (other than the parties hereto and their respective advisors) return or destroy all non-public information furnished to that Person by or on behalf of the Company. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.5.

(c) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.5(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 5.5, but only prior to satisfaction of the condition set forth in Section 6.1(a) herein, to:

(i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.5 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board determines in good faith (1) after receiving the advice of its financial advisors that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) after receiving the advice of its outside legal counsel that failing to take such action would create a reasonable likelihood of a breach by the Company Board of its fiduciary obligations to the stockholders of the Company under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 5.5 if, prior to taking such action, the Company Board determines in good faith (A) after receiving the advice of its financial advisors that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after receiving the advice of its outside legal counsel that failing to take such action would create a reasonable likelihood of a breach by the Company Board of its fiduciary obligations to the stockholders of the Company under applicable Laws, but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent; and

(iii) in connection with a Takeover Proposal that is or becomes a Superior Proposal, withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent or Merger Sub, if the Company Board has determined in good faith, after receiving the advice of outside legal counsel that failing to take such action would create a reasonable likelihood of a breach by the Company Board of its fiduciary obligations to the stockholders of the Company under applicable Laws, provided that prior to any such withdrawal, modification or amendment to the Company Board Recommendation, (A) the Company shall have given Parent prompt written notice advising Parent of (x) the decision of the Company Board to take such action and the reason for taking such action and (y) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent three Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel that failure to make such withdrawal, modification or amendment of the Company Board Recommendation would create a reasonable likelihood of a breach by the Company Board of its fiduciary obligations to the stockholders of the Company under applicable Laws, provided further that, in the event the Company Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify or amend the Company Board Recommendation pursuant to this Section 5.5(d)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

(e) Section 5.5(d) shall not prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (other than any disclosure prohibited by Section 5.5(d)); provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification or amendment of the Company Board Recommendation in a manner adverse to Parent or Merger Sub unless the Company Board (x) expressly reaffirms the Company Board Recommendation to the Company’s stockholders in favor of adoption of this Agreement or (y) rejects such other Takeover Proposal.

(f) The Company shall not take any action to exempt any Person from the restrictions on “business combinations”, “control share acquisitions”, “takeover offers” or similar provisions contained in the DGCL, including Section 203 (or any similar provisions), or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

Section 5.6 Notices of Certain Events.

(a) The Company will notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iv) any material events, changes, discussions, notices, changes or developments relating to pending material Legal Actions and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2(a) or 6.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.6(a) shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available. With respect to any of the foregoing, the Company will consult with Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) Parent and Merger Sub will notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, its Subsidiaries or their Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, its Subsidiaries or their Representatives), (iii) any Legal Actions threatened or commenced against or otherwise affecting Parent, its Subsidiaries or their Representatives that are related to the transactions contemplated by this Agreement (and the response thereto from Parent, its Subsidiaries or their Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.3(a) or 6.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.6(b) shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available. With respect to any of the foregoing, Parent will consult with the Company and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.7 Securities Filings; Proxy Material; Stockholder Meeting; Registration Statement.

(a) Parent and the Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder.

(b) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Company Proxy Statement in preliminary form and Parent shall prepare and file with the SEC the Registration Statement, in which the Company Proxy Statement and a Parent prospectus relating to the Parent Common Stock to be issued pursuant to this Agreement will be included, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, but, in any event, no more than 3 business days after the SEC notifies Parent that the SEC will consider a written request for the acceleration of the effective date of the Registration Statement and shall use commercially reasonable efforts to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Absent any restraint under applicable Law, the Company will use its commercially reasonable efforts to cause the Company Proxy Statement to be mailed to its stockholders as promptly as practicable (but no more than 5 Business Days) after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Shares as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement, the Registration Statement or the Merger.

(c) The Registration Statement shall comply in all material respects with all applicable Laws respecting securities, including rules and regulations promulgated by the SEC.

(d) No filing of, or amendment or supplement to, the Registration Statement, and no correspondence with the SEC with respect thereto, will be made by Parent or the Company without the prior consent of the other party (including providing the other party a reasonable opportunity to review and comment on such amendment or supplement). Parent will advise the Company, promptly after it receives notice thereof, of the time when any of the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock included in the Merger Consideration issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Closing Date, any information relating to Parent or the Company, any of their respective Subsidiaries or Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, (i) with respect to the Company Proxy Statement, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders, and (ii) with respect to the Registration Statement, Parent shall file with the SEC an appropriate amendment or supplement describing such information and the Company shall disseminate such amendment or supplement to the Company’s stockholders.

(e) Subject to Section 5.5 and other than pursuant to Rule 14a-12 of the Exchange Act with respect to public announcements made in compliance with Section 5.11, no amendment or supplement to the Company Proxy Statement, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of such other party, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation to the extent expressly permitted under Section 5.5(d).

(g) The Company will call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement (and in any event within forty five (45) days after the mailing of the Company Proxy Statement) for the purpose of obtaining the Requisite Company Vote. Notwithstanding anything to the contrary in the preceding sentence or Section 5.7(f), at any time prior to the Company Stockholders Meeting and subject to compliance with Section 5.5, the Company may adjourn or postpone the Company Stockholders Meeting in response to a Takeover Proposal for such time as the Company Board reasonably determines in good faith is necessary to investigate and consider such Takeover Proposal, if the Company Board determines in good faith after consultation with its outside financial advisors that such Takeover Proposal may reasonably be expected to lead to a Superior Proposal and it has received the advice of its outside legal counsel that the failure to do so would create a reasonable likelihood of a breach by the Company Board of its fiduciary duties under applicable Law. The Company may also adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Company Proxy Statement or Registration Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders Meeting. The Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the Company Stockholders Meeting is held. Subject to Section 5.5(d), the Company will (a) use all commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) take all other commercially reasonable action necessary to secure the Requisite Company Vote.

Section 5.8 Employees; Benefit Plans.

(a) From and after the Closing Date and until December 31, 2007 (the “Continuation Period”), Parent will, or will cause the Surviving Corporation to, provide employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are no less favorable in the aggregate to those currently provided to such Employees; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that Parent or the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with Parent’s or the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude Parent or the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) Parent will, or will cause the Surviving Corporation to, honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements. During the Continuation Period, Parent will, or will cause the Surviving Corporation to, provide all Employees (other than those covered by an individual agreement providing severance benefits outside the Company’s severance policies) who suffer a termination of employment with severance benefits that are no less favorable in the aggregate than those that would have been provided to such Employees under the Company’s severance policies as in effect immediately prior to the Effective Time.

(c) For all purposes under the employee benefit plans of Parent and the Surviving Corporation providing benefits to any Employees after the Effective Time (the “Post-Closing Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, except for purposes of benefit accrual under defined benefit plans, and except to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all Post-Closing Plans to the extent coverage under such Post-Closing Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Pre-Closing Plans”) and (ii) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Pre-Closing Plan ending on the date such Employee’s participation in the corresponding Post-Closing Plan begins to be taken into account under such Post-Closing Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

(d) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8. Without limiting the foregoing, no provision of this Section 5.8 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.8 is intended to amend any Company Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(e) Parent shall not take any actions that would have the effect of impairing or would be reasonably likely to impair the payment of any obligations under the Brass Eagle, Inc. Deferred Compensation Plan or the Rawlings Sporting Goods Company, Inc. Deferred Compensation Plan, provided that Parent shall retain the right to terminate each such plan in accordance with its terms at any time from and after December 30, 2007. The provisions of this Section 5.8(e) will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Person described in this Section 5.8(e) and its successors and representatives after the Effective Time and their rights under this Section 5.8(e) are in addition to, and will not be deemed to be exclusive of, any other rights to which such Person is entitled, whether pursuant to Law, Contract or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.8 shall be joint and several.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Person in such capacity taken prior to the Effective Time, Parent and the Surviving Corporation (the “Indemnifying Parties”) will, from and after the Effective Time, jointly and severally indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law and as and to the fullest extent required by the Company Organizational Documents (or any similar organizational document) of the Company or any of its Subsidiaries, when applicable, and any indemnity agreements applicable to any such Indemnified Party or any Contract between an Indemnified Party and the Company or one of its Subsidiaries, in each case, in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement as incurred for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to Parent’s or the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is finally adjudicated

(not subject to appeal) that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that, except as otherwise expressly set forth in any applicable written agreement between the Company or any of its Subsidiaries, on the one hand, and any present or former director or officer thereof, on the other hand, that is in effect on the date hereof and provides for indemnification of such present or former director or officer by the Company or any of its Subsidiaries in respect of the matters that are subject to indemnification under this Section 5.9(a), neither Parent nor the Surviving Corporation shall be liable under this Section 5.9 for any settlement effected without Parent’s (with respect to itself) and the Surviving Corporation’s (with respect to itself) prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Parent will cause the Surviving Corporation to (i) maintain in effect for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies issued by an insurer of comparable standing to the Company’s current insurer, and of at least the same coverage, coverage amounts and deductibles and containing terms and conditions that are not less advantageous to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies issued by an insurer of comparable standing to the Company’s current insurer and with a claims period of six years from the Effective Time with at least the same coverage, coverage amounts and deductibles and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 225% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(c) The provisions of this Section 5.9 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 5.9 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) or the organizational documents of the Surviving Corporation or any of its Subsidiaries or otherwise.

(d) It is expressly agreed that the Indemnified Parties (and, if deceased, his or her heirs or beneficiaries) to whom this Section 5.9 applies shall be third party beneficiaries of the obligations to such Person set forth in this Section 5.9. The obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Parties (or, if deceased, his or her heirs or beneficiaries) to whom this Section 5.9 applies without the consent of such affected Person.

(e) Following the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries to include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(f) The obligations and liability of Parent, the Surviving Corporation and its Subsidiaries under this Section 5.9 shall be joint and several. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 5.9.

Section 5.10 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 15 Business Days of the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable, appropriate filings under any antitrust, competition or pre-merger notification, trade regulation Law, regulation or order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used commercially reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed (vi) with respect to Parent, taking all actions necessary to reserve a sufficient number of shares of Parent Common Stock for issuance in the Merger and the transactions contemplated by the Merger Agreement and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) Parent, Merger Sub and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. The Company shall not file any such document or take such action if Parent has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of Parent.

(c) Each of Parent, Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Merger Sub or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used commercially reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) Each of Parent and Merger Sub hereby agree to become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Parent or Merger Sub to the extent necessary to eliminate or remove, as applicable, (i) the commencement of any administrative, judicial or other proceeding in any forum by any Governmental Entity with jurisdiction over the enforcement of any applicable antitrust or competition Laws or (ii) the issuance of any Order by any such Governmental Entity that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger on or before the Outside Date; provided, however, that, notwithstanding anything herein to the contrary, neither Parent nor Merger Sub shall be required by this Agreement to become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of any material assets, or to materially alter the conduct or operations, or to materially restrict, or otherwise change in any material respect, the assets or business of Parent or the Company. Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Parent, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

Section 5.11 Public Announcements.

(a) The initial press release regarding the Merger shall be a joint press release by Parent and the Company and thereafter Parent, Merger Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement, except with respect to any press release or public announcement by the Company with respect to any withdrawal, modification or amendment of the Company Board recommendation as permitted by Section 5.5(d). Neither Parent, Merger Sub nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws, court processes or the requirements of the NYSE or any listing agreement with the NYSE, in which case that party will use commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

(b) Parent and the Company shall use commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication (as hereinafter defined) of Parent, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any directors, officer, senior manager, employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Parent and Merger Sub or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Common Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 5.12 Stock Deregistration; Stock Exchange Listing.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

(b) Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock constituting Merger Consideration and the shares of Parent Common Stock to be issued in exchange for or upon conversion of the Stock Options, Other Stock Awards, the Warrant and the Debentures to be approved for listing, upon official notice of issuance, on the NYSE.

Section 5.13 Fees and Expenses. Subject to Section 7.6, whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except (a) the Surviving Corporation shall pay the fees of the Paying Agent, (b) as otherwise provided in Section 7.6, (c) Parent shall reimburse the Company for its Expenses incurred in connection with, or related to, complying with its obligations set forth in Sections 5.20, 5.21 and 5.22 (in each case to the extent that such Expenses are approved by Parent prior to being incurred), and (d) Parent and the Company shall each be responsible for the payment of 50% of the fee associated with (i) the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) the filing, printing and mailing the Company Proxy Statement and (iii) the filing of the Registration Statement.

Section 5.14 Takeover Statutes. If any business combination, control share acquisition, fair price or similar statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent, Merger Sub and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.15 Resignations. The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the irrevocable resignation, effective as of the Effective Time, of those directors (or Persons in similar positions) of the Company or any of its Subsidiaries as designated and instructed by Parent not less than three Business Days prior to the Closing Date (the “Resigning Directors”). At the request of Parent, the Company shall promptly provide Parent with a true and accurate list of each of the directors (or Persons in similar positions) of the Company and its Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Parent of any matter resulting in such list no longer being true and accurate.

Section 5.16 Stockholder Litigation. Parent and Merger Sub shall promptly notify the Company of any litigation commenced against either or any of their respective directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep the Company reasonably informed regarding any such litigation. The Company shall promptly notify Parent and Merger Sub of any litigation commenced against it or any of its directors, officers or Affiliates, relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent and Merger Sub reasonably informed regarding any such litigation. The Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to this Agreement and the transactions contemplated herein, and no such settlement shall be agreed to without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.17 Rule 16b-3. Prior to the Effective Time, Parent, Merger Sub and the Company shall take such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to become exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Company Tax Statements. The Company shall deliver a statement, reasonably acceptable to Parent, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that the Shares are not and have not been a United States real property interest within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.19 Certain Notices and Debenture Deliverables.

(a) The Company shall timely deliver, or cause to be timely delivered, any and all notices required to be given by the Company or any of its Subsidiaries prior to the Closing and/or the Effective Time in connection with, with respect to or as a result of the consummation of the Merger and/or the other transactions contemplated hereby pursuant to the provisions of (a) the Debentures and the Debenture Indenture, (b) the 7.375% Notes and the 7.375% Note Indenture and (c) the Warrant.

(b) Promptly after the Closing Date, Parent shall cause the Surviving Corporation to deliver to the “Trustee” under the Debenture Indenture such documents and instruments, if any, as shall be required to be delivered to such Trustee by the Surviving Corporation pursuant to Sections 7.1 and 12.11 of the Debenture Indenture.

Section 5.20 Repayment and Termination of Credit Facility. Upon the request of Parent, the Company shall, with immediately available funds provided by Parent or Merger Sub at the Effective Time, repay in full all outstanding indebtedness under the Credit Facility and terminate the commitments and agreements evidencing the Credit Facility, including, without limitation, obtaining payoff letters and liens releases of all collateral related thereto. In connection therewith, Parent shall take all actions reasonably requested by the Company to facilitate such prepayment and termination, including, without limitation, depositing or causing to be deposited, not later than at the Effective Time, with or as directed by the Credit Facility Agent all amounts specified by the

Credit Facility Agent as being necessary to cash collateralize any letters of credit outstanding under the Credit Facility and to prepay the Indebtedness under the Credit Facility (including any fees, expenses, costs, commitment fees, penalties, and other amounts payable to the Credit Facility Agent or the Credit Facility Lenders under the Credit Facility), all as provided in the Credit Facility. Unless the Credit Facility Agent has otherwise waived or modified any notice requirements under the Credit Facility in connection with the performance of the parties’ obligations under this Section 5.20 (it being understood that the Company shall request such waivers and modifications of such notice requirements in accordance with the terms of the relevant agreements), the Company, in consultation with Parent, shall provide the advance notice required under the Credit Facility of its intention to repay all outstanding indebtedness under the Credit Facility and to terminate the commitments of the Credit Facility Lenders thereunder as of the anticipated date the Effective Date will occur, as determined by mutual agreement of the Company and Parent, as specified in such notice.

Section 5.21 Financing. Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is reasonably necessary, proper or advisable in connection with the Financing, including, without limitation: (a) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, as the Parent may reasonably request; (b) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents necessary, proper or advisable in connection with the Financing, all as the Parent may reasonably request; (c) furnishing Parent and Merger Sub with financial and other information regarding the Company and its Subsidiaries as may be required under the Financing Commitment and requested by the Parent; (d) providing to the lenders involved in the Financing such access to the Company’s books and records as is reasonably necessary to permit them to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; and (e) taking all corporate actions reasonably necessary to permit the cash at the Company and its Subsidiaries on the Closing Date to be made available to the Company on the Closing Date to consummate the Merger.

Section 5.22 Notes Defeasance. Upon the request of Parent, the Company shall use commercially reasonable efforts to effect an in-substance defeasance of the 7.375% Notes pursuant to the 7.375% Note Indenture upon the prior or simultaneous occurrence of the Closing, provided that Parent or the Surviving Corporation funds the defeasance deposit with the trustee under the 7.375% Note Indenture that is required to be made in connection with such Defeasance pursuant to the 7.375% Note Indenture.

VI. CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote in favor of adoption of this Agreement shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated, and (ii) all material approvals required under the competition or merger control Laws of any applicable jurisdiction other than the United States shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC, and any material Blue Sky Laws and other state securities laws applicable to the registration and qualification of the shares of Parent Common Stock included in the Merger Consideration shall have been complied with in all material respects.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2 (Corporate Authority; Enforceability), Section 3.3 (Capitalization), Section 3.7 (Voting), Section 3.10(a) (Absence of Company Material Adverse Effect), Section 3.20 (Indebtedness), Section 3.24 (Takeover Statutes; Company Rights Agreement; Charter Restrictions) and Section 3.28 (Opinion of Financial Advisor) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Company set forth herein shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Officers Certificate. Parent and Merger Sub shall have received a certificate, signed by the chief executive officer and the chief financial officer of the Company, certifying that such officers have read the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) and that such conditions have been satisfied.

(e) Resigning Directors. Parent shall have received written evidence reasonably satisfactory to Parent of the irrevocable resignation, effective as of the Effective Time, of each Resigning Director as designated and instructed by Parent pursuant to Section 5.15.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.2 (Corporate Authority), Section 4.3 (Enforceability), Section 4.4 (Capitalization) and Section 4.19 (Ownership of Common Stock) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent set forth herein shall be true and correct (without giving effect to any materiality or Acquiror Material Adverse Effect qualifiers) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representation and warranty to be so true and correct, individually or in the aggregate, has not had and would not have an Acquiror Material Adverse Effect.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by Parent and Merger Sub hereunder.

(c) Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have been any Acquiror Material Adverse Effect.

(d) Officers Certificate. The Company will have received a certificate, signed by the chief executive officer and the chief financial officer (or person having similar responsibilities) of each of Parent and Merger Sub, certifying that such officers have read the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) and that such conditions have been satisfied.

(e) NYSE Listing. The shares of Parent Common Stock included in the Merger Consideration, forming a portion of the consideration to be issued upon conversion of any Stock Options, forming a portion of the Merger Consideration issued in exchange for Other Stock Awards, and to be reserved for issuance upon exercise of the Warrant and the conversion of the Debentures shall have been approved for listing on the NYSE, subject to official notice of issuance.

VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) whether before or after satisfaction of the condition set forth in Section 6.1(a), if the Merger has not been consummated by September 30, 2007 (the “Outside Date”), except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) whether before or after satisfaction of the condition set forth in Section 6.1(a), if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated, whether before or after satisfaction of the condition set forth in Section 6.1(a), by Parent at any time prior to the Effective Time:

(a) if (i) the Company materially breaches its obligations under Section 5.5, Section 5.7(f) or Section 5.7(g) (and, with respect to Section 5.7(f) or Section 5.7(g), such breach shall have not been cured by the Company within five (5) Business Days after the Company’s receipt of written notice of such breach from Parent), (ii) the Company enters into any Contract with respect to, or otherwise consummates, any Takeover Proposal other than the Merger, (iii) the Company Board withdraws, modifies or amends the Company Board Recommendation in any manner adverse to Parent or Merger Sub, (iv) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, (v) the Company or the Company Board takes any action that causes the Company Rights Agreement or Section 203 of the DGCL to not apply to any Takeover Proposal other than the Merger, or (vi) the Company or the Company Board resolves or announces its intention to take any of the actions or to do any of the things described in the immediately preceding clauses (ii) through (v), in any case whether or not permitted by Section 5.5; or

(b) if the Company materially breaches any of its representations, warranties, covenants or agreements contained herein (other than the covenants and agreements described in Section 7.3(a)(i)), which breach (i) would reasonably be expected to result in any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied on or before the Outside Date, and (ii) shall have not been cured (if capable of being cured) by the Company by the earlier of the Outside Date and the date that is 20 Business Days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) if Parent materially breaches any of its representations, warranties, covenants or agreements contained herein, which breach (i) would reasonably be expected to result in any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied on or before the Outside Date, and (ii) shall have not been cured (if capable of being cured) by Parent by the earlier of the Outside Date and the date that is 20 Business Days after Parent’s receipt of written notice of such breach from the Company; or

(b) if, prior to the Requisite Company Vote being obtained: (i) in accordance with Section 5.5, (A) the Company receives an unsolicited Takeover Proposal that the Company Board determines to be a Superior Proposal, and (B) the Company Board determines to approve entering into a Contract providing for, or otherwise approves the consummation of, such Superior Proposal and has notified Parent thereof in writing; (ii) the Company performs its obligations under Section 5.5(d)(iii)(B); (iii) the Company has not breached any of its obligations under Section 5.5 with respect to such Takeover Proposal; and (v) prior to or concurrently with such termination, the Company pays, or causes to be paid, to Parent (by wire transfer of immediately available funds to one or more accounts specified by Parent in writing) all amounts required to be paid to pursuant to Section 7.6(a)(ii).

Section 7.5 Effect of Termination. In the event of any termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and have no further force or effect, and there shall be no liability or obligation on the part of any party hereto or its directors (or Persons in similar positions), officers, employees or stockholders, provided that the provisions of Section 5.13, this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement. Nothing contained in this Article VII shall relieve any party hereto from liability for any willful breach of this Agreement or fraud.

Section 7.6 Fees and Expenses Following Termination.

(a) The Company shall pay, or cause to be paid, to Parent (by wire transfer of immediately available funds to one or more accounts specified by Parent in writing) an amount equal to $27,500,000 (the “Termination Fee”), in addition to any Parent Expenses payable pursuant to Section 7.6(b):

(i) if this Agreement is terminated by Parent pursuant to Section 7.3(a), in which event such payment shall be made within two Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 7.4(b), in which event such payment shall be made prior to or simultaneously with such termination;

(iii) if, (A) following the date hereof and prior to the termination of this Agreement, a Takeover Proposal, whether or not conditional, shall have been proposed to the Company or otherwise publicly announced or disclosed, (B) this Agreement is terminated by Parent pursuant to Section 7.3(b) in a circumstance involving a willful breach by the Company of a representation, warranty or covenant contained herein, and (C) within twelve (12) months following the date of such termination, the Company enters into any Contract with respect to any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event such payment shall be made on or prior to the earlier of the date on which the Company enters into such Contract and the date on which such Takeover Proposal is consummated, as applicable; or

(iv) if, (A) following the date hereof and prior to the termination of this Agreement, a Takeover Proposal, whether or not conditional, shall have been proposed to the Company or otherwise publicly announced or disclosed, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b), and (C) within twelve (12) months following the date of such termination, the Company enters into any Contract with respect to any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event such payment shall be made on or prior to the earlier of the date on which the Company enters into such Contract and the date on which such Takeover Proposal is consummated, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

(b) In the event that this Agreement is terminated by either Parent or the Company under any circumstance in respect of which the Termination Fee is payable then the Company shall pay, or cause to be paid, to Parent (by wire transfer of immediately available funds to one or more accounts specified by Parent in writing) as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all out-of-pocket fees and expenses (including reasonable legal fees and expenses), not to exceed $1,000,000 in the aggregate, incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”).

(c) The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.6 do not constitute a penalty. If the Company fails to pay, or cause to be paid, any amounts due to Parent pursuant to this Section 7.6 within the time periods specified in this Section 7.6, the Company shall pay, or cause to be paid, the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, plus 2%, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 5.13.

Section 7.7 Amendment. This Agreement may be amended by Parent and the Company at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws or the published rules of the NYSE, in each case, after stockholder approval hereof will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of Parent and the Company.

Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent (for itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

VIII. MISCELLANEOUS

Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“7.375% Notes” means any and all 73/8% Senior Notes due 2014 of the Company issued under the 7.375% Notes Indenture.

“7.375% Notes Indenture” means that certain Indenture, dated as of July 1, 2004, among the Company, the Company’s Subsidiaries that are parties thereto and U.S. Bank National Association, as such Indenture may be amended from time to time.

“Acceptable Confidentiality Agreement” means an agreement that contains confidentiality, standstill and other provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, Liabilities (contingent or otherwise), properties, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, for the purposes of the immediately preceding clause (i), the following, individually and in the aggregate, shall be excluded from the definition of Acquiror Material Adverse Effect and from any determination as to whether an Acquiror Material Adverse Effect has occurred: (A) changes in general economic conditions, including prevailing interest rates, commodity prices and energy costs, (B) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (C) general changes or developments in the industries in which Parent and its Subsidiaries operate, (D) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress, (E) a change in the trading price or volume of the Parent Common Stock on the NYSE, provided that the exception in this clause shall not prevent or otherwise affect a determination that any cause underlying such decline has resulted in, or contributed to, an Acquiror Material Adverse Effect, (F) earthquakes, hurricanes or other natural disasters, (G) compliance with the requirements of changes in Law or GAAP or any interpretation thereof, (H) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof, provided that the exception in this clause shall not prevent or otherwise affect a determination that any cause underlying such decline has resulted in, or contributed to, an Acquiror Material Adverse Effect, except, in the case of the foregoing clauses (A), (C), (D), (E), (F) and (G), to the extent such changes or developments referred to therein have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other industry participants.

“Adverse Permit Effect” has the meaning set forth in Section 3.18(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.25.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Division” has the meaning set forth in Section 5.10(a).

“Average Parent Stock Price” has the meanings set forth in Section 2.1(b)(iv).

“Blackstone” has the meaning set forth in Section 3.27.

“Book-Entry Shares” has the meaning set forth in Section 2.1(c).

“Business Day” means any day ending at 11:59 (New York City time), other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

“Certificate” has the meaning set forth in Section 2.1(c).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” has the meaning set forth in Section 3.13(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Annual Report” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC and publicly available on the date hereof.

“Company Assets” has the meaning set forth in Section 3.6.

“Company Benefit Plans” means each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other material stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits, or under which the Company or any of its Subsidiaries have any liability or obligation, contingent or otherwise.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2(a).

“Company Certificate” means the Company’s certificate of incorporation, as amended and in effect on the date hereof.

“Company Contract” has the meaning set forth in Section 3.12(a).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Financial Advisor” has the meaning set forth in Section 3.28.

“Company Intellectual Property” shall mean the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned, purported to be owned or held for use by the Company or any of its Subsidiaries.

“Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, Liabilities (contingent or otherwise), properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, for the purposes of the immediately preceding clause (i), the following, individually and in the aggregate, shall be excluded from the definition of Company Material Adverse Effect and from any determination as to whether a Company Material Adverse Effect has occurred: (A) changes in general economic conditions, including prevailing interest rates, commodity prices and energy costs, (B) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, (C) general changes or developments in the industries in which the Company and its Subsidiaries operate, (D) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress, (E) a change in the trading price or volume of the Common Stock on the NYSE, provided that the exception in this clause shall not prevent or otherwise affect a determination that any cause underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect, (F) earthquakes, hurricanes or other natural disasters, (G) compliance with the requirements of changes in Law or GAAP or any interpretation thereof, (H) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof, provided that the exception in this clause shall not prevent or otherwise affect a determination that any cause underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect, except, in the case of the foregoing clauses (A), (C), (D), (E), (F) and (G), to the extent such changes or developments referred to therein have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

“Company Organizational Documents” means the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

“Company Permits” has the meaning set forth in Section 3.18(a).

“Company Proxy Statement” has the meaning set forth in Section 3.5.

“Company Rights Agreement” has the meaning set forth in Section 3.24(b).

“Company SEC Documents” has the meaning set forth in Section 3.8(a).

“Company Stock Award Plans” has the meaning set forth in Section 3.3(c).

“Company Stockholders Meeting” has the meaning set forth in Section 3.5.

“Confidentiality Agreement” means that certain confidentiality agreement, dated April 24, 2006, as amended on March 29, 2007, between the Company and Parent, as such agreement may be further amended from time to time.

“Continuation Period” has the meaning set forth in Section 5.8(a).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of February 21, 2006, among the Company, the Subsidiaries of the Company that are parties thereto, the financial institutions named therein, as lenders, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, as such agreement may be amended from time to time.

“Credit Facility Agent” shall mean the Administrative Agent under the Credit Facility.

“Credit Facility Lenders” shall mean any and all lenders under the Credit Facility.

“Debenture Indenture” means that certain Indenture, dated as of June 10, 2003, between the Company and U.S. Bank National Associations, as such Indenture may be amended from time to time.

“Debentures” means any and all 5.00% Convertible Senior Notes due June 15, 2010 of the Company issued pursuant to the Debenture Indenture.

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Dissenting Stockholder” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 1.3.

“Employees” has the meaning set forth in Section 5.8(a).

“Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance, investigation or violation by any Governmental Entity or any other Person, alleging the actual or threatened presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the actual or threatened presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common Law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, health and safety, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” has the meaning set forth in Section 3.13(a).

“Exchange Act” has the meaning set forth in Section 3.5.

“Exchange Ratio” has the meaning set forth in Section 2.1(b)(i).

“Excluded Share(s)” has the meaning set forth in Section 2.1(b).

“Expenses” has the meaning set forth in Section 5.13.

“Final Lower Limit” has the meaning set forth in Section 2.1(b)(iii).

“Final Upper Limit” has the meaning set forth in Section 2.1(b)(iii).

“Financing” has the meaning set forth in Section 4.9.

“Financing Commitment” has the meaning set forth in Section 4.9.

“FTC” has the meaning set forth in Section 5.10(a).

“GAAP” has the meaning set forth in Section 3.8(b).

“Governmental Entity” has the meaning set forth in Section 3.5.

“Hazardous Materials” means (i) any substance that requires removal, remediation or reporting, or is listed, classified or regulated, under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

“HSR Act” has the meaning set forth in Section 3.5.

“In-the-Money Stock Options” has the meaning set forth in Section 2.5(a)(ii).

“Indebtedness” means, with respect to the Company and any of its Subsidiaries: (a) any liability to any third-party that is not a direct or indirect wholly owned Subsidiary of the Company for borrowed money (including, without limitation, any accrued and unpaid interest thereon or any fees or penalties relating thereto), or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, other than accounts or trade payable to trade creditors created or assumed by the Company or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above.

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Indemnifying Party” has the meaning set forth in Section 5.9(a).

“Initial Lower Limit” has the meaning set forth in Section 2.1(b)(iii).

“Initial Upper Limit” has the meaning set forth in Section 2.1(b)(iii).

“Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques, designs and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing.

“IRS” has the meaning set forth in Section 3.13(b).

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons set forth in Section 8.1-A of the Company Disclosure Letter.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common Law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Legal Action” has the meaning set forth in Section 3.11.

“Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.

“Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

“Material Marks” has the meaning set forth in Section 3.19(a).

“Maximum Premium” has the meaning set forth in Section 5.9(b).

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Communication” has the meaning set forth in Section 5.11(b).

“Merger Consideration” has the meaning set forth in Section 2.1(b)(ii).

“Multiemployer Plan” has the meaning set forth in Section 3.13(a).

“Multiple Employer Plan” has the meaning set forth in Section 3.13(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NYSE” has the meaning set forth in Section 3.5.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Other Filings” has the meaning set forth in Section 3.26(a).

“Other Parent Stock Awards” has the meaning set forth in Section 4.4(a).

“Other Stock Awards” has the meaning set forth in Section 2.5(c).

“Out-of-the-Money Stock Options” has the meaning set forth in Section 2.5(a)(iii).

“Outside Date” has the meaning set forth in Section 7.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Closing Price” means the closing price of the Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, on the second (2nd) complete trading day prior to the Closing Date.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Contract” has the meaning set forth in Section 4.7.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Expenses” has the meaning set forth in Section 7.6(b).

“Parent SEC Documents” has the meaning set forth in Section 4.9.

“Parent Stock Award Plans” has the meaning set forth in Section 4.4(a).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“PBGC” has the meaning set forth in Section 3.13(d).

“Permits” has the meaning set forth in Section 3.18(a).

“Permitted Liens” means (i) statutory liens for Taxes or other payments not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) with respect to the Company and its Subsidiaries, liens securing obligations under the Credit Facility and the other credit facilities disclosed in Section 3.20 of the Company Disclosure Letter, and (iv) any other imperfections of title, liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Post-Closing Plans” has the meaning set forth in Section 5.8(c).

“Pre-Closing Plans” has the meaning set forth in Section 5.8(c).

“Preferred Stock” has the meaning set forth in Section 3.3(a).

“Registration Statement” has the meaning set forth in Section 3.5.

“Release” means any active or passive spilling, emitting, leaking, pumping, emptying, escaping, dumping, injecting, pouring, disposing, discharging or leaching into the indoor or outdoor environment.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Merger Sub or the Company, as applicable.

“Requisite Company Vote” means the adoption of this Agreement by the holders of at least 66 2/3 % of the outstanding Shares entitled to vote thereon.

“Resigning Directors” has the meaning set forth in Section 5.15.

“SEC” has the meaning set forth in Section 3.5.

“Securities Act” has the meaning set forth in Section 3.8(a).

“Shares” has the meaning set forth in Section 2.1(b).

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” within the meaning of Regulation S-X promulgated by the SEC under the Exchange Act.

“SOX” has the meaning set forth in Section 3.8(a).

“Stock Consideration” has the meaning set forth in Section 2.1(b)(i)

“Stock Option” has the meaning set forth in Section 2.5(a).

“Subsidiary” means, when used with respect to Parent, Merger Sub or the Company, any other Person (whether or not incorporated) that Parent, Merger Sub or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations deemed relevant by the Company Board, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Company Board, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and governmental charges, in each case, in the nature of a tax (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of Law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Termination Fee” has the meaning set forth in Section 7.6(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN” has the meaning set forth in Section 3.14(b).

“Warrant” means the outstanding warrants, issued by the Company on February 14, 2003, to acquire up to 524,329 shares of Common Stock, as amended and restated on June 4, 2003.

“Withdrawal Liability” has the meaning specified in Section 3.13(d).

Section 8.2 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.3 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 5.13 (Fees and Expenses), Sections 7.5 (Effect of Termination) (and the Sections referred to therein) and 7.6 (Fees and Expenses Following Termination) and Article VIII of this Agreement shall survive termination of this Agreement. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.4 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 8.5 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service (with proof of delivery) or by facsimile:

If to Parent or Merger Sub, to:

Jarden Corporation

555 Theodore Fremd Avenue

Rye, NY 10580

Facsimile: (914) 967-9405

Attention: Martin E. Franklin, Chief Executive Officer

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Willkie Farr & Gallagher LLP

787 Seventh Street

New York, NY 10019

Facsimile:	(212) 728-8111
Attention:	William J. Grant, Esq.

If to the Company, to:

K2 Inc.

5818 El Camino Real

Carlsbad, CA 92008

Facsimile:	(760) 494-1099
Attention:	General Counsel

with a copy (which will not constitute notice to the Company) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Facsimile:	(213) 229-6765
Attention:	Bradford P. Weirick, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above; provided, however, that in the event a Person specifies an address or facsimile number different than that set forth herein, such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Each such communication will be effective (a) if delivered by hand or overnight courier (with proof of delivery), when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received (provided that if notice is given by facsimile, a copy of such notice, request, instruction or other communication shall also be followed-up within one Business Day of such facsimile by one of the other methods described herein; notwithstanding such follow-up, however, facsimile notice shall be deemed to be given at the time set forth in this Section 8.7); provided, however, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to delivery.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement, if any), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 No Limitation on Other Representations. Nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company, Parent or Merger Sub herein.

Section 8.10 No Third-Party Beneficiaries. Except as expressly provided in Section 5.8(e) and Section 5.9 (Directors’ and Officers’ Indemnification and Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 5.8(e) and Section 5.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.11 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.12 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 8.13 Assignment. This Agreement may not be assigned by operation of Law or otherwise; provided that prior to the mailing of the Company Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company and upon its written consent (not to be unreasonably withheld, conditioned or delayed), another wholly owned direct or indirect subsidiary to be a constituent entity in lieu of Merger Sub (including by transferring its equity interest in Merger Sub to any direct or indirect wholly owned Subsidiary of Parent), in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided, further, that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement, relieve Parent or Merger Sub of any obligations hereunder or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; provided, however, that, Parent may, without the prior written consent of the other parties hereto, assign (in whole or in part) this

Agreement and all of its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes; provided, further, that Parent no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment not permitted under this Section 8.13 will be null and void ab initio.

Section 8.14 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

JARDEN CORPORATION

By:	/S/ IAN G.H. ASHKEN
Name: Ian G.H. Ashken
Title: Vice Chairman and Chief Financial Officer

K2 MERGER SUB, INC.

By:	/S/ IAN G.H. ASHKEN
Name: Ian G.H. Ashken
Title: President

K2 INC.

By:	/S/ J. WAYNE MERCK
Name: J. Wayne Merck
Title: President and Chief Executive Officer